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PROSPECTUS SUPPLEMENT
(To Prospectus Dated August 29, 1997)

$2,566,900,000
SLM Student Loan Trust 1997-4
$1,488,000,000 Floating Rate Class A-1 Student Loan-Backed Notes
$989,000,000 Floating Rate Class A-2 Student Loan-Backed Notes
$89,900,000 Floating Rate Student Loan-Backed Certificates
SLM Funding Corporation
Seller
Sallie Mae Servicing Corporation
Servicer

The SLM Student Loan Trust 1997-4 (the "Trust") will issue $1,488,000,000 aggregate principal amount of Floating Rate Class A-1 Student Loan-Backed Notes (the "Class A-1 Notes"), $989,000,000 aggregate principal amount of Floating Rate Class A-2 Student Loan-Backed Notes (the "Class A-2 Notes" and, together with the Class A-1 Notes, the "Notes") and $89,900,000 aggregate balance of Floating Rate Student Loan-Backed Certificates (the "Certificates").

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THE CERTIFICATES REPRESENT UNDIVIDED BENEFICIAL INTERESTS IN, AND THE NOTES REPRESENT OBLIGATIONS OF, THE TRUST ONLY AND DO NOT REPRESENT INTERESTS IN OR OBLIGATIONS OF, AND ARE NOT GUARANTEED OR INSURED BY, THE SELLER, STUDENT LOAN MARKETING ASSOCIATION, THE SERVICER OR ANY AFFILIATE THEREOF OR BY THE UNITED STATES OF AMERICA OR ANY GOVERNMENTAL AGENCY. PROSPECTIVE INVESTORS SHOULD CONSIDER THE FACTORS SET FORTH UNDER "RISK FACTORS" ON PAGE S-15 HEREIN AND ON PAGE 13 OF THE PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The Underwriters propose to offer the Notes and Certificates from time to time for sale in one or more negotiated transactions, or otherwise, at varying prices to be determined, in each case, at the time of sale.

        The aggregate proceeds to the Seller are expected to be $2,557,863,120 before deducting expenses payable by the Seller estimated to be $1,351,000.

        The Notes and the Certificates offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Notes and Certificates will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company in New York, New York on or about November 12, 1997 against payment therefor in immediately available funds and, in the case of the Notes, also Cedel Bank, société anonyme, and the Euroclear System.

Goldman, Sachs & Co. and Morgan Stanley Dean Witter
Education Securities, Inc.

The date of this Prospectus Supplement is November 5, 1997

Purpose of this Filing

        SLM Funding LLC, as the Registrant for the Trust, is filing this Prospectus Supplement on behalf of the Trust, solely to obtain a Central Index Key number and access codes for the Commission's Electronic Data Gathering, Analysis, and Retrieval ("EDGAR") system for the Trust. The original Prospectus Supplement for the Trust's securities was filed with the Commission on November 7, 1997 and can be found at Link to http://www.sec.gov/Archives/edgar/data/949114/0000950109-97-006663.txt. The orginal Prospectus Supplement, as amended, is incorporated herein by reference.

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Purpose of this Filing